EXHIBIT 5.01

BRENT A. JONES bjones@bushross.com (813) 204-6420 [Direct Line]	220 South Franklin Street Tampa, Florida 33602-5330 (813) 224- 9255 [Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

August 9, 2006

Telzuit Medical Technologies, Inc.

5422 Carrier Drive, Suite 306

Orlando, Florida 32819

Gentlemen:

We have acted as counsel to Telzuit Medical Technologies, Inc., a Florida corporation (the “Company”) in connection with its filing of a registration statement on Form SB-2 (Registration No. 333-135287) (the “Registration Statement”) covering 49,614,232 shares of common stock, par value $.001 per share (the “Shares”) to be sold by selling security holders (the “Selling Security Holders”), which amount includes (i) up to 16,746,294 shares of common stock (the “Conversion Shares”) issuable upon conversion of our issued and outstanding 10% Senior Secured Convertible Debentures (the “10% Convertible Debentures”); (ii) up to 18,251,935 shares of common stock (the “Warrant Shares”) that are issuable upon the exercise of common share purchase warrants (the “Warrants”); and (iii) 550,000 shares of common stock that the Company has contractually agreed to register (collectively, the “Consulting Shares”). The opinion expressed below is rendered pursuant to Item 27 of Form SB-2 and Item 601(b)(5) of Regulation S-B.

We have examined the Company’s Certificate of Incorporation, as amended to date, and the Company’s By-Laws, as amended to date, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering any opinion that the Shares are “fully paid,” we have assumed that such shares were issued or will be issued, as applicable, in accordance with the terms of the Purchase Agreement, Registration Rights Agreement, the 10% Convertible Debentures, and the Warrants, and that the Company has received full consideration for the issuance of such shares provided for in the Purchase Agreement, the 10% Convertible Debentures, and the Warrants (as applicable), and we have relied solely, without independent investigation, upon the representation of the Company to that effect.

In rendering any opinion that the Shares are “validly issued,” we have assumed that the Company will not issue common stock in the future that would cause the issuance of the Consulting Shares, or the issuance of shares upon conversion of the 10% Convertible Debentures or upon exercise of the Warrants to exceed the number of shares of common stock that are then authorized for issuance under the Articles, or rescind existing reserves.

The Company has informed us that the Selling Security Holders may resell Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Company’s or any Selling Security Holder’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with our opinion expressed below, we have assumed that, at or before the time of any resale of Shares pursuant to the Registration Statement, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such resale of Shares and will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity or issuance of such shares or their status as fully paid and nonassessable. We also assume the Company will timely file any and all supplements to the Registration Statement and prospectus as are necessary to comply with applicable laws in effect from time to time.

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We are admitted to practice law in the state of Florida, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of Florida.

Based upon the foregoing, it is our opinion that the Consulting Shares, when issued in accordance with the terms of the underlying contract, and the Conversion Shares and Warrant Shares, when issued upon conversion of the 10% Convertible Debentures or exercise of the Warrants and fully paid for as provided in the Purchase Agreement, the 10% Convertible Debentures and the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the fact that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and may not be relied upon for any other purpose. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

BUSH ROSS, P.A.

/s/ Brent A. Jones
By: Brent A. Jones, as authorized representative